Exhibit 99.B(d)(19)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Lazard Asset Management LLC

Dated March 29, 2010, as amended July 1, 2019

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Equity Fund
International Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Lazard Asset Management LLC

Dated March 29, 2010, as amended July 1, 2019

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Equity Fund

[Redacted]

The foregoing fee schedule is contingent upon the following: on or prior to 180 days from the execution date of this Agreement, the market value of all Paid-In-Capital(1) allocated by the Adviser to the Sub-Adviser for management under this Agreement, when combined with the aggregate Paid-In-Capital of any other emerging markets equity SEI mutual fund or account (each an “Emerging Markets Equity Fund,” collectively the “Emerging Markets Equity Funds”) allocated by the Adviser to the Sub-Adviser for management now or in the future (the “Aggregate Emerging Markets Assets”), shall exceed $125 million. Once the foregoing condition is satisfied, the foregoing fee schedule shall apply going forward regardless of any changes to the market value of the Aggregate Emerging Markets Assets or the Assets of the Emerging Markets Equity Funds.

If the foregoing funding amounts are not met within the time period specified, the foregoing fee schedule will convert prospectively to the following fee schedule:

The fee schedule below will be applied to the sum of the average daily value of the Assets of the Emerging Markets Equity Fund and the average daily value of the Assets of any other Emerging Markets Equity Fund to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each Emerging Markets Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the Emerging Markets Equity Funds managed by the Sub-Adviser (as set forth below).

(1) For purposes of this fee schedule “Paid-in-Capital” is defined as the market value of all Assets of a Fund, from any source derived, allocated by the Adviser to the Sub-Adviser for management, as calculated at the time of such allocation(s). For example, if the Adviser allocates $10 million of Assets of a Fund to the Sub-Adviser on day one, and allocates $10 million to the Sub-Adviser on day 10, Paid-In-Capital for the Fund will equal $20 million, regardless of any fluctuation in the average daily value of the Fund’s Assets.

[Redacted]

As of the effective date of this Schedule B, the Emerging Markets Equity Funds are as follows:

SEI Institutional Investments Trust Emerging Markets Equity Fund

SEI Institutional International Trust Emerging Markets Equity Fund

(SEI Canada) Emerging Markets Equity Fund

SEI Global Master Fund plc The SEI Emerging Markets Equity Fund

International Equity Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the International Equity Fund and the average daily value of the Assets of any other International Equity Fund to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each International Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the International Equity Funds managed by the Sub-Adviser (as set forth below).

[Redacted]

As of the effective date of this Schedule B, the International Equity Funds are as follows:

•        SEI Institutional International Trust International Equity Fund; and

•        (SEI Canada) International Equity Fund (f/k/a/ EAFE Equity Fund).

SEI Investments Management Corporation	Lazard Asset Management LLC

By:	By:
/s/William T. Lawrence	/s/Nathan A. Paul
Name:	Name:
William T. Lawrence	Nathan A. Paul
Title:	Title:
Vice President	Chief Business Officer